FOR IMMEDIATE RELEASE
October 26, 2007	For More Information, Contact:
Lisa Roulette
410-960-8883 /lroulette@comcast.net

The State of Louisiana Files Suit against Valentec Systems

MINDEN, LA, October 26, 2007 - Valentec Systems Inc., (OTC Bulletin Board: VSYN.OB), a supplier of mission - critical conventional ammunition, pyrotechnic and related defense products, announced today that the state of Louisiana has filed suit against the company and it’s insurer, seeking recovery for damage to Camp Minden.

In August of 2006, Valentec was leasing immovable property located in Webster Parish, Louisiana. For the purpose of the lease and the lawsuit, the property has been called “Camp Minden”. In addition to Camp Minden, Valentec also leased several facilities located at the Camp for the purpose of carrying out its primary business: pyrotechnic and ammunition manufacturing.

On August 14, 2006, an incident occurred during Valentec’s manufacturing process that resulted in a fire that damaged several facilities at Camp Minden. Material owned by both the State of Louisiana and Valentec were damaged in the fire.

In August of 2007, the State of Louisiana filed suit against Valentec and Valentec’s insurer, seeking recovery for damage to Camp Minden. The State claims that the damage caused by the fire was as a result of Valentec’s alleged negligent operations.

Valentec is preparing a response to the State’s suit, and is filing a reconventional demand with its response. Valentec maintains that it was carrying out its business on August 14, 2006, in the same safe, responsible manner in which it has always performed its manufacturing process.

Although formal discovery has not begun, Valentec has discovered information that, in its opinion, casts doubt on the validity of the contract it signed with the State. Essentially, Valentec entered into a lease with a party (that is, the State of Louisiana) who was not in good faith when it negotiated the lease with Valentec. Valentec submits that, had it known of the unsafe condition of Camp Minden and its facilities, it would have either not entered into the lease with the State or it would have taken steps to prevent any damages to Camp Minden and its facilities if a fire had occurred. This unsafe condition was not apparent to Valentec upon reasonable inspection at the time of the lease.

In addition to the damage to Camp Minden and several facilities located at Camp Minden, Valentec lost a substantial amount of material and supplies, and suffered a loss of revenue because of the cessation of its operations following the fire.

From a damages standpoint, Valentec contends that, even if it were found negligent by a Court for the initial fire, the actions by several persons acting on behalf of the State prevented Valentec from properly “fighting” the fire. As Valentec was initially prevented from fighting the fire according to a plan that would have substantially reduced the amount of damage to Camp Minden and several facilities,

Valentec maintains that the State is liable for not only its own losses, but losses suffered by Valentec.

At this early stage of litigation, Valentec believes that any Material Adverse Effect on Valentec would be mitigated by the comparative fault of the State. In addition, Valentec believes that as a result of comparative fault, Valentec’s insurance should be sufficient to cover any damages that might be owed to the State of Louisiana. Finally, if Valentec is successful in its reconventional demand, Valentec believes that any amount of damages suffered by the State of Louisiana would be offset by the damages suffered by Valentec as a result of the State’s initial fire-fighting measures; Valentec believes this offset would result in a damage award on behalf of Valentec against the State that would be greater than any amount the State might recover in its principal demand against Valentec.

About Valentec Systems, Inc.

Valentec Systems, Inc., headquartered in Minden, LA is a supplier of mission-critical conventional ammunition, pyrotechnic and related defense products. The company markets its products to the United States Army, Israeli Defense Forces and other Ministries of Defense in friendly nations around the world. Valentec’s business lines can be classified in three distinct segments including Systems Management / Integration, Energetic Manufacturing and Metal Parts Manufacturing. For more information, please visit our website, http://www.valentec.net or our most recent filings with the Securities and Exchange Commission (SEC).

Safe Harbor Language
Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although Valentec Systems, Inc. believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks and uncertainties that could cause actual results or statements to differ materially from those expressed or implied and the Company undertakes no obligation to update any such forward-looking statements. For further information on such factors and statements contained herein, please refer to our most recent filings with the Securities and Exchange Commission.

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